UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 16, 2012

NATIONAL WESTERN LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in Its Charter)

COLORADO	84-0467208
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

2-17039
(Commission File Number)

850 EAST ANDERSON LANE, AUSTIN, TEXAS	78752-1602
(Address of Principal Executive Offices)	(Zip code)

(512) 836-1010
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05. Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

National Western Life Insurance Company (“Company”) maintains a written Code of Ethics and Conduct, approved by the Company's Board of Directors, which prescribes various policies of conduct including the avoidance of activities having the appearance of being, or subject to being construed to be, a conflict with the interests of the Company. A copy of the Company's Code of Ethics and Conduct is available on the Company's website at www.nationalwesternlife.com.

On February 17, 2012, the Company's Board of Directors approved an amendment to the Company's health insurance plan (“Plan”) expanding eligibility for participation in the Plan to members of the Board of Directors of its wholly-owned subsidiary, NWL Financial, Inc. (“Financial”). Financial's Board of Directors include members related to other directors and officers of the Company.

On February 16, 2012, the Company's Audit Committee of the Board of Directors authorized management of the Company to execute a Participation Agreement (“Agreement”) with Moody National Bank (“MNB”) under which the Company would acquire an undivided 50% interest in a $2 million third party loan being underwritten by MNB. Under terms of the Agreement, MNB as lead lender would sell one-half of the loan amount to the Company in exchange for the stated participation percentage and administer and manage the loan for both parties.

The Company holds a common stock investment totaling approximately 6.9% of the issued and outstanding Class A common shares of Moody Bancshares, Inc. at December 31, 2011. Moody Bancshares, Inc. owns 100% of the outstanding shares of Moody Bank Holding Company, Inc., which owns approximately 98% of the outstanding shares of MNB. Robert L. Moody, Chairman of the Board and Chief Executive Officer of the Company holds similar positions with MNB.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL WESTERN LIFE INSURANCE COMPANY

Date: February 21, 2012	By:	/S/ Brian M. Pribyl
Brian M. Pribyl
Senior Vice President,
Chief Financial Officer
and Treasurer